UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C 20549
SCHEDULE 13e-3
Rule 13e-3 Transaction Statement
(Pursuant to Section 13(e) of the Securities Exchange Act of 1934)
(Amendment No. 1)
URBAN IMPROVEMENT FUND LIMITED 1974, LP
(Name of the Issuer)
URBAN IMPROVEMENT FUND LIMITED 1974, LP
UIF 1974, LP
INTERFINANCIAL REAL ESTATE MANAGEMENT COMPANY
SP MILLENNIUM LLC
EQUITY RESOURCE BOSTON FUND LIMITED PARTNERSHIP
EQUITY RESOURCE BAY FUND LIMITED PARTNERSHIP
EQUITY RESOURCE BRATTLE FUND LIMITED PARTNERSHIP
EQUITY RESOURCES CAMBRIDGE FUND LIMITED PARTNERSHIP
EQUITY RESOURCE DOVER FUND LIMITED PARTNERSHIP
EQUITY RESOURCE LEXINGTON FUND LIMITED PARTNERSHIP
EQUITY RESOURCE FUND XV LIMITED PARTNERSHIP
EQUITY RESOURCE FUND XVI LIMITED PARTNERSHIP
EQUITY RESOURCE FUND XX LIMITED PARTNERSHIP
EQUITY RESOURCE FUND XXIV (QP) LIMITED PARTNERSHIP
EQUITY RESOURCE FUND XXIV (AI) LIMITED PARTNERSHIP
F24 ANNEX FUND LIMITED PARTNERSHIP
(Names of Person(s) Filing Statement)
Units of limited partnership interest
(Title of Class of Securities)
N/A
(CUSIP Number of Class of Securities)
Ilya Gamel
Interfinancial Real Estate Investment Company
1201 Third Avenue, Suite 5400
Seattle, WA 98101
206-622-9900
Copy to:
Frank C. Woodruff
Erin Joyce Letey
Riddell Williams P.S.
1001 Fourth Avenue, Suite 4500
Seattle, WA 98154
206-624-3600
(Name, Address, and Telephone Numbers of Persons Authorized to Receive Notices and Communications on
Behalf of the Persons Filing Statement)

This statement is filed in connection with (check the appropriate box):

a.	☑	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.	☐	The filing of a registration statement under the Securities Act of 1933.

c.	☐	A tender offer.

d.	☐	None of the above.
Check the following box if the soliciting materials or information statement referred to in the checking box (a) are preliminary copies: ☑
Check the following box if the filing is a final amendment reporting the results of the transaction: ☐
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee*
☑ Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously Paid:	$169.86

Form or Registration No.:	Schedule 14A

Filing Party:	Urban Improvement Fund Limited 1974, LP

Date Filed:	July 20, 2007

Introduction
This Amendment No. 1 to Schedule 13e-3 is being filed by Urban Improvement Fund Limited 1974, LP, a Delaware limited partnership (“Urban Fund”), the issuer of the securities that are the subject of the Rule 13e-3 transaction, UIF 1974, LP, a newly formed Delaware limited partnership (“Merger Sub”), Interfinancial Real Estate Management Company, the general partner of Urban Fund (“IREMCO”), SP Millennium LLC (“SPM”), the nine Existing ER Limited Partners identified below and the three New ER Limited Partners identified below with respect to the proposed merger of Merger Sub with and into Urban Fund, with Urban Fund as the surviving limited partnership (the “Merger”).
The following entities are the “Existing ER Limited Partners”:
Equity Resource Boston Fund Limited Partnership
Equity Resource Bay Fund Limited Partnership
Equity Resource Brattle Fund Limited Partnership
Equity Resources Cambridge Fund Limited Partnership
Equity Resource Dover Fund Limited Partnership
Equity Resource Lexington Fund Limited Partnership
Equity Resource Fund XV Limited Partnership
Equity Resource Fund XVI Limited Partnership
Equity Resource Fund XX Limited Partnership
The following entities are the “New ER Limited Partners”:
Equity Resource Fund XXIV (QP) Limited Partnership
Equity Resource Fund XXIV (AI) Limited Partnership
F24 Annex Fund Limited Partnership
As a result of the Merger, all outstanding units of limited partnership interest held by the limited partners of Urban Fund (other than limited partnership interests held by IREMCO, SPM and the Existing ER Limited Partners) will be converted into the right to receive $1,050 per unit.
Concurrently with the filing of this Amendment No. 1 to Schedule 13e-3, Urban Fund is filing an Amendment No. 1 to its preliminary consent solicitation and information statement (the “Statement”) pursuant to Section 14(a) of the Securities and Exchange Act of 1934, pursuant to which the general partner is soliciting consent from the limited partners in connection with the Merger. A copy of the Statement is attached hereto as Exhibit (a)(1). The information in the Statement, including all schedules and exhibits thereto, is expressly incorporated by reference herein in its entirety and responses to each item herein are qualified in their entirety by the information contained in the Statement and the schedules and exhibits thereto. As of the date hereof, the Statement is in preliminary form and is subject to completion or further amendment. Capitalized terms used but not defined herein shall have the meanings given those terms in the Statement.
Item 1. Summary Term Sheet
     The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”

Item 2. Subject Company Information
     (a) Name and Address.
Urban Improvement Fund Limited 1974, LP
1201 Third Avenue, Suite 5400
Seattle, WA 98101
206-622-9900
     (b) Securities. As of May 31, 2007, there were 11,394 units of limited partnership interest and 115 general partnership interests outstanding.
     (c) Trading Market and Price. There is no established trading market for the securities. The information set forth in the Statement under “Prices of the Units on Secondary Market” is incorporated herein by reference.
     (d) Dividends. Not applicable.
     (e) Prior Public Offerings. None.
     (f) Prior Stock Purchases. The information set forth in the Statement under “Prices of the Units on Secondary Market” is incorporated herein by reference.
Item 3. Identity and Background of Filing Person
     (a) Name and Address. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Parties to the Merger”
“Information about the General Partner”
“Information about the Post-Merger Partners”
     (b) Business and Background of Entities. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Parties to the Merger”
“Information about the General Partner”
“Information about the Post-Merger Partners”
     (c) Business and Background of Natural Persons. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Information about the General Partner”
“Information about the Post-Merger Partners”
Item 4. Terms of the Transaction
     (a) Material Terms.
     (1) Not Applicable.

     (2) The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Effect of the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Determination of the Terms of the Merger”
“Merger Agreement”
“Material U.S. Federal Income Tax Matters”
     (c) Different Terms. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Effect of the Merger”
“Conflicts of Interest and Risk Factors”
“Merger Agreement”
     (d) Appraisal Rights. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Appraisal Rights”
     (e) Provisions for Unaffiliated Security Holders. The information set forth in the Statement under the caption “Where You Can Find More Information” is incorporated herein by reference.
     (f) Eligibility for Listing or Trading. Not applicable.
Item 5. Past Contacts, Transactions, Negotiations and Agreements
     (a). Transactions. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Special Factors – Background of the Partnership and the Merger”
“Prices of the Units on Secondary Market”
     (b),(c) Significant Corporate Events; Negotiations or Contracts. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Determination of the Terms of the Merger”
“Special Factors – Fairness of the Going Private Transaction”
“Prices of the Units on Secondary Market”

     (d) Conflicts of Interest. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Recommendation of the General Partner”
“Conflicts of Interest and Risk Factors”
“Beneficial Ownership”
     (e) Agreements Involving the Subject Company’s Securities. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Source of Funds”
“Conflicts of Interest and Risk Factors”
“Transaction Expenses”
Item 6. Purposes of the Transaction and Plans or Proposals
     (b) Use of Securities Acquired. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Effect of the Merger”
“Merger Agreement”
“Material U.S. Federal Income Tax Matters”
     (c)(1) through (8) Plans. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Effect of the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Determination of the Terms of the Merger”
“Merger Agreement”
Item 7. Purposes, Alternatives, Reasons and Effects
     (a) Purposes. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Effect of the Merger”
“Special Factors – Recommendation of the General Partner”
“Special Factors – Reasons for the Merger”
“Special Factors – Historical Performance of Investment in the Partnership”
“Special Factors – Determination of the Terms of the Merger”

     (b) Alternatives. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Reasons for the Merger”
     (c) Reasons. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Recommendation of the General Partner”
“Special Factors – Reasons for the Merger”
“Special Factors – Historical Performance of Investment in the Partnership”
“Special Factors – Determination of the Terms of the Merger”
“Special Factors – Fairness of the Going Private Transaction”
     (d) Effects. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Effect of the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Determination of the Terms of the Merger”
“Merger Agreement”
“Material U.S. Federal Income Tax Matters”
Item 8. Fairness of the Transaction
     (a), (b) Fairness; Factors Considered in Determining Fairness. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Determination of the Terms of the Merger”
“Special Factors – Fairness of the Going Private Transaction”
“Special Factors – Fairness Opinion”
“Conflicts of Interest and Risk Factors”
Exhibit A – Opinion of Recap Advisors, LLC.
     (c) Approval of Security Holders. The transaction is not structured so that approval of at least a majority of unaffiliated limited partners is required.
     (d) Unaffiliated Representative. Neither Urban Fund nor its General Partner has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders.
     (e) Approval of Directors. Not applicable.
     (f) Other Offers. Not applicable.
Item 9. Reports, Opinions, Appraisals and Negotiations
     (a)-(c). Report, Opinion or Appraisal; Preparer and Summary of the Report, Opinion or Appraisal; Availability of Documents. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Background of the Partnership and the Merger”
“Special Factors – Reasons for the Merger”
“Special Factors – Determination of the Terms of the Merger”
“Special Factors – Fairness of the Going Private Transaction”
“Special Factors – Fairness Opinion”
Exhibit A – Opinion of Recap Advisors, LLC.
Item 10. Source and Amount of Funds or Other Considerations
     (a), (b) Source of Funds; Conditions. The information set forth in the Statement under the caption “Special Factors – Source of Funds” is incorporated herein by reference.
     (c) Expenses. The information set forth in the Statement under the caption “Transaction Expenses” is incorporated herein by reference.
     (d) Borrowed Funds. The information set forth in the Statement under the caption “Special Factors – Source of Funds” is incorporated herein by reference.
Item 11. Interest in Securities of the Subject Company
     (a) Securities Ownership. The information set forth in the Statement under the caption “Beneficial Ownership” is incorporated herein by reference.
     (b) Securities Transactions. The information set forth in the Statement under the caption “Prices of the Units on the Secondary Market” is incorporated herein by reference.
Item 12. The Solicitation or Recommendation
     (d) Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Historical Performance of Investment in the Partnership”
“Conflicts of Interest and Risk Factors”
“Required Approvals”
     (e) Recommendations of Others. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Special Factors – Recommendation of the General Partner”
Item 13. Financial Statements
     (a) Financial Statements. The information set forth in the Statement under the following captions is incorporated herein by reference:
“Summary Term Sheet”
“Index to Financial Statements”
“Financial Statements”
     (b) Pro Forma Information. Not applicable
     (c) Summary Information. The information set forth in the Statement under the following captions is incorporated by reference:
“Summary Term Sheet”
“Selected Financial Information”
Item 14. Persons/Assets Retained, Employed, Compensated or Used
     (a) Solicitations or Recommendations. The information set forth in the Statement under the following captions is incorporated by reference:
“Summary Term Sheet”
“Questions and Answers about the Merger”
“Special Factors – Recommendation of the General Partner”
“Special Factors – Determination of the Terms of the Merger”
“Special Factors – Fairness of the Going Private Transaction”
“Special Factors – Fairness Opinion”
     (b) Employees and Corporate Assets. None.
Item 15. Additional Information
     (b) Other Material Information. The information set forth in the Statement, including all schedules and exhibits thereto, is incorporated herein by reference.
Item 16. Exhibits

(a)(1)	Consent Solicitation and Information Statement of Urban Improvement Fund Limited 1974, LP (incorporated by reference to Amendment No. 1 to Schedule 14A filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2007 (the “Statement”)

(a)(2)	Form of Limited Partner Consent Ballot for Approval of Merger (attached as Exhibit E to the Statement and incorporated herein by reference)

(a)(3)	Notice of Consent Solicitation and Information Statement filed with the Commission with the Statement and incorporated herein by reference

(c)(1)	Opinion of Recap Advisors, LLC. dated June 29, 2007 (attached as Exhibit A to the Statement and incorporated herein by reference)

(d)(1)	Form of Agreement and Plan of Merger between Urban Improvement Fund Limited 1974, LP and UIF 1974, LP (attached as Exhibit B to the Statement and incorporated herein by reference)

(f)	Appraisal rights are described under the caption “Appraisal Rights” in the Statement and are incorporated herein by reference.

SIGNATURE
     After due inquiry and to the best of each of the undersigned’s knowledge and believe, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 20, 2007	URBAN IMPROVEMENT FUND
LIMITED 1974, LP

	By:	Interfinancial Real Estate
Management Company, its
General Partner

	By:	/s/ John M. Orehek John M. Orehek, Vice President

UIF 1974, LP

	By:	Interfinancial Real Estate
Management Company, its
General Partner

	By:	/s/ John M. Orehek

John M. Orehek, Vice President

INTERFINANCIAL REAL ESTATE MANAGEMENT COMPANY

	By:	/s/ John M. Orehek

John M. Orehek, Vice President

SP MILLENNIUM, LLC

By: SP Special L.L.C., Manager,
By: SP Real Estate L.L.C., its sole member,
By: SP Investments II L.L.C., its sole member

	By:	/s/ John M. Orehek

John M. Orehek, Manager

EQUITY RESOURCE BOSTON FUND LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE BAY FUND LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE BRATTLE FUND LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCES CAMBRIDGE FUND LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE DOVER FUND LIMITED PARTNERSHIP

By: .ERI D, LLC, General Partner,
By: Equity Resource investments, LLC, its Managing Member,

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, Manager

EQUITY RESOURCE LEXINGTON FUND LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE FUND XV LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE FUND XVI LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE FUND XX LIMITED PARTNERSHIP

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, General Partner

EQUITY RESOURCE FUND XXIV (QP) LIMITED PARTNERSHIP

By:	.ERF Fund XXIV GP, LLC, General Partner,

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, Managing Member

EQUITY RESOURCE FUND XXIV (AI) LIMITED PARTNERSHIP

By: .ERF Fund XXIV GP, LLC, General Partner,

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, Managing Member

F24 ANNEX FUND LIMITED PARTNERSHIP

By: .ERF Fund XXIV GP, LLC, General Partner,

By:	/s/ Eggert Dagbjartsson

Eggert Dagbjartsson, Managing Member